                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            TCBY ENTERPRISES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                            TCBY ENTERPRISES, INC.
                            425 West Capitol Avenue
                          Little Rock, Arkansas 72201
                                                                  March 9, 1999

                   Notice of Annual Meeting of Stockholders

   NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of TCBY Enterprises, Inc. will be held at the Excelsior Hotel, Three Statehouse Plaza, Little Rock, Arkansas, on Tuesday, April 13, 1999, at 10:00 a.m., Little Rock time, to consider the following proposals:

      1.  the election of eight directors; and

      2. the transaction of such other business as may properly come before the meeting.

                                          By order of the Board of Directors,

                                          William P. Creasman
                                          Secretary

                               ----------------

                                Proxy Statement

   Only stockholders of record at the close of business on February 22, 1999, will be entitled to notice of and to vote at the meeting. The Company had outstanding 27,759,021 shares of common stock (inclusive of 4,839,952 shares of treasury stock) as of the close of business on January 29, 1999. There are no other outstanding voting securities. Each stockholder is entitled to one vote per share for the election of directors, as well as on other matters. The accompanying proxy form is solicited on behalf of the Board of Directors. If the proxy form is signed and returned, the shares represented thereby will be voted, and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. The stockholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company, by executing and duly delivering a subsequent proxy, or by attending the meeting and voting in person. In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of the Company and its subsidiaries in person, by telegraph, or by telephone. Broker non-votes are not relevant to the proposal to elect directors but will be counted for quorum purposes.

   Under Delaware law and the Company's By-laws, if a quorum is present at the meeting the nominees for election of directors at the meeting who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected directors.

   The Company knows of no matter to be brought before the meeting other than that referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, the proxy solicited hereby confers discretionary authority to the proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth as of January 29, 1999, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock of the Company, the name and address of such owner, the number of shares of common stock beneficially owned, the nature of such ownership, and the percentage such shares comprised of the outstanding shares of common stock of the Company:

                                                            Amount and
                                                              Nature
                                                                of
      Name and Address                                      Beneficial  Percent*
      of Beneficial Owner (a)                              Ownership(b) of Class
      -----------------------                              ------------ --------
      Frank D. Hickingbotham..............................  9,756,374     42.6%
       c/o TCBY Enterprises, Inc.
       425 West Capitol Avenue
       Little Rock, Arkansas 72201

--------
* Percentages are based upon 22,919,069 shares outstanding and entitled to vote (excluding 4,839,952 shares the Company holds as treasury stock which is not entitled to vote) on January 29, 1999.
(a) The Company is relying on reports filed under Section 13 of the Securities Exchange Act of 1934, as amended, for purposes of determining ownership of more than 5% of its common stock by any person or group.
(b) See footnote "(a)" under "Nominees for Election as Directors; Security Ownership of Management" for explanation of beneficial ownership. This figure does not include options to acquire stock of the Company.

                      NOMINEES FOR ELECTION AS DIRECTORS;
                        SECURITY OWNERSHIP OF MANAGEMENT

   Eight persons are nominated for election as directors to hold office until the annual meeting of stockholders in 2000 and until their respective successors are elected and qualified. The following table sets forth certain information as of January 29, 1999 with respect to the positions held and beneficial ownership of the Company's common stock by its directors, nominees for election as directors and certain named executive officers:

                                                                                 Outstanding
                                                                                 Common Stock
                                                                                  of Company  Percentage
                                      Principal Occupation, Name of              Beneficially     of
                                   Organization in Which Occupation is             Owned at   Outstanding
   Name; Year Became               Carried on, Offices and Positions,             January 29,   Common
       Director                  if any, Held with the Company, and Age             1999(a)     Stock(b)
   -----------------     ------------------------------------------------------- ------------ -----------
Frank D. Hickingbotham   Chairman of the Board and Chief Executive Officer of     9,914,860      43.0
1970                     the Company; Age 62(c)
Herren C. Hickingbotham  President and Chief Operating Officer of the Company;      719,050       3.1
1982                     Age 40(c)
William H. Bowen         Retired Chairman and Chief Executive Officer, First         30,000         *
1993                     Commercial Corporation; Age 75(c)
Daniel R. Grant          President Emeritus,                                         40,100         *
1989                     Ouachita Baptist University; Age 75
F. Todd Hickingbotham    President of Riverport Equipment                           676,363       2.9
1990                     and Distribution Company, a
                         subsidiary of the Company; Age 35
Don O. Kirkpatrick       President and Chief Executive Officer, Quality Foods,       20,583         *
1993                     Inc. (foodservice distribution);
                         Age 61
Marvin D. Loyd           Dentist; Age 66                                             93,605         *
1984
Hugh H. Pollard          Chief Executive Officer of Brooks-Pollard                  346,000       1.5
1984                     Co., Inc. (a marketing consulting firm);
                         Age 58(c)
Named Executives
James M. Sahene          President and Chief Operating Officer,                     176,600         *
                         TCBY Systems, Inc., a subsidiary of the Company;
                         Age 38
Gene H. Whisenhunt       Executive Vice President and Chief Financial Officer of    117,860         *
                         the Company; Age 38
Jim H. Fink              Executive Vice President of the Company and President,     160,825         *
                         Americana Foods Limited Partnership, a subsidiary of
                         the Company; Age 41

--------
* Denotes ownership of less than 1% of the outstanding common stock of the Company.
(a) Includes shares, if any, held by spouse, held in joint tenancy with spouse, held by or for the benefit of nominee or one or more members of nominee's immediate family, held by a charitable foundation of which the nominee is the trustee, credited to nominee's account in the Company's employee or non-employee director stock option plans, with respect to which the nominee has or shares voting or investment powers, subject to employee stock options which were exercisable on January 29, 1999 (1,313,051 shares) or which have or will become exercisable within 60 days thereafter; or in which the nominee otherwise has a beneficial interest. All directors and executive officers as a group beneficially own an aggregate of 12,387,703 shares (51.12% of all outstanding shares, excluding shares the Company holds as treasury stock).

(b) Stock options exercisable within 60 days of the date of the table were added to the beneficial ownership total. To compute the percent of class owned, the outstanding total was increased by the same amount.
(c) Also a member of the Executive Committee of the Board of Directors of the Company.

   Frank D. Hickingbotham is the father of Herren C. Hickingbotham and F. Todd Hickingbotham. No other family relationships exist among any of the above named individuals. From 1995 to 1998 Frank D. Hickingbotham was a director of First Commercial Corporation, a bank holding company, until that company was acquired by Regions Financial Corporation in 1998, whereupon he became and serves as a director of that bank holding company.

   Mr. Bowen served as Chairman and Chief Executive Officer of First Commercial Corporation, a bank holding company, from 1984 to 1991, and remained Retired Chairman and Chief Executive Officer until that company was acquired by Regions Financial Corporation in 1998. Mr. Bowen served as President and Chief Executive Officer of Healthsource Arkansas Ventures, Inc., from September, 1993 to July, 1995. Mr. Bowen was Dean of the School of Law for the University of Arkansas at Little Rock from July, 1995, until July, 1997.

   Except as set forth above each of the foregoing nominees has served the nominee's respective company in the capacity set forth or in various administrative or executive positions with such company, its parents or subsidiaries for at least five years.

                              BOARD OF DIRECTORS

   The Board of Directors of the Company held meetings or acted by written consent six (6) times during the fiscal year ended November 29, 1998. All of the Company's incumbent director nominees attended at least seventy-five percent of the total number of these meetings. The Board of Directors has standing compensation and audit committees; it does not have a standing nominating committee. Directors who are not officers of the Company or any subsidiary of the Company are paid $1,000 for each day of attendance at Board meetings, are reimbursed for expenses of attending Board meetings, and were paid additional fees of $10,000 for fiscal 1998. In 1992, the Company's stockholders approved the adoption of the 1992 Nonemployee Director Stock Option Plan ("Director Plan") pursuant to which each director of the Company who was not otherwise an employee of the Company or any subsidiary on April 1, 1992 ("Effective Date") automatically was granted options to purchase shares of the Company's common stock on such date; the number of options for shares granted was determined by multiplying one plus the number of whole years of continuous service on the Board during the period commencing on March 31, 1985 through March 30, 1991 times 4,000. Each director elected to the Board after the Effective Date shall upon such election automatically be granted an option to purchase 4,000 shares. Additionally, on each succeeding April 1 following the Effective Date, each director shall automatically be granted an option to purchase 4,000 shares of common stock; provided however, that such option grants shall only be made to those directors who (i) are not otherwise employees of the Company or any subsidiary on the date of grant; (ii) were not employees of the Company or any subsidiary at any time during the period commencing on the date of the last annual meeting through the date of grant (the "Eligibility Period"); (iii) served on the Board for the entire Eligibility Period; and (iv) attended at least 50% of the meetings of the Board during the Eligibility Period. As of January 29, 1998, none of these options had been exercised. In fiscal 1998, 4,000 options were granted under this plan to each of the five non-employee directors now nominated for election. Outstanding options terminate three months after a director's service ends, except in case of the death or permanent disability of such director. The exercise price of all options under this plan is equal to the fair market value of the common stock of the Company as of the close of trading on the date of the grant.

   The Compensation Committee, which during fiscal 1998 consisted of Dr. Grant, Mr. Bowen and Dr. Loyd, considers, approves, and reports to the Board of Directors the compensation to be paid to the officers of the Company, determines the amounts of grants under the Company's stock option plans, and makes recommendations to the Board with respect to the Company's compensation policies. The Compensation Committee held one meeting during fiscal 1998.

   The Audit Committee, which during fiscal 1998 consisted of Dr. Loyd, Dr. Grant and Mr. Kirkpatrick, recommends independent accountants for appointment by the Board of Directors as auditors of the Company and its subsidiaries, reviews and makes recommendations to the Board with respect to the scope of the annual audit of the Company and its subsidiaries, reviews recommendations made by the auditors with respect to the accounting methods used and the adequacy of the Company's internal controls, advises the Board with respect to such recommendations, and approves non-audit services. The Audit Committee held one meeting in fiscal 1998.

                                 REMUNERATION

   The following table shows the cash compensation paid by the Company, and its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated to each of the most highly compensated executive officers of the Company and its subsidiaries, in all capacities in which they served:

                          Summary Compensation Table

                                                      Long Term
                          Annual Compensation        Compensation
                          -------------------- ------------------------
                                                               Stock
                                               Other Annual   Option                All Other
   Name and Principal          Salary   Bonus  Compensation   Awards    Payouts    Compensation
        Position          Year   ($)     ($)      ($)(a)    (in shares)   ($)         ($)(b)
   ------------------     ---- ------- ------- ------------ ----------- -------    ------------
Frank D. Hickingbotham    1998 371,911  50,000    61,176(c)    50,000       --        5,712
Chairman and CEO          1997 356,098 100,000    59,058(c)   100,000       --        5,462
                          1996 356,598  83,000    57,295(c)    50,000       --        5,207
Herren C. Hickingbotham   1998 311,077  62,400    51,745(d)    50,000       --        5,104
President and Chief       1997 298,077  99,000       --       100,000       --        4,817
Operating
Officer                   1996 283,006  82,500       --       100,000       --        4,817
James M. Sahene           1998 194,231  34,320       --        50,000   163,125(e)    5,067
President and Chief       1997 183,077  46,250       --       100,000       --        4,817
Operating Officer--TCBY   1996 170,257  35,200       --       100,000       --        4,817
Systems, Inc.
Gene H. Whisenhunt        1998 193,462  28,080       --        50,000   203,438(f)    5,067
Executive Vice President  1997 172,308  36,750       --       100,000       --        4,817
and
Chief Financial Officer   1996 151,800  25,200       --       100,000       --        4,352
Jim H. Fink               1998 193,462  28 080       --        50,000   150,000(g)    5,104
Executive Vice President  1997 172,557  36,750       --       100,000       --        4,854
of
the Company and           1996 153,716  25,784       --       100,000       --        4,425
President, Americana
Foods Limited
Partnership, a
subsidiary of the
Company

--------
(a) Amounts not in excess of the lesser of $50,000 or 10% of salary and bonus are not listed.
(b) Represents amounts contributed as matching contributions under the Company's 401(k) Plan and life insurance premiums paid by the Company.
(c) For 1998, represents $20,922 for tax and accounting services, $20,050 for personal use of corporate aircraft, $15,389 for corporate automobile usage and expenses, and the balance in membership dues. For 1997, represents $12,329 for tax and accounting services, $27,031 for personal use of corporate aircraft, and the balance in automobile usage and membership dues. For 1996, represents $17,250 paid for tax and accounting services, $26,963 for personal use of corporate aircraft, and the balance in automobile usage and membership dues.
(d) For 1998, represents $32,075 for tax and accounting fees, $14,028 for corporate automobile usage and expenses, and the balance in membership dues.
(e) Represents estimated net gain on 1998 exercise of 32,500 options to purchase TCBY common stock at prices of $4.25 (7,500 options) and $4.0625 (25,000 options).
(f) Represents estimated net gain on 1998 exercise of 40,000 options to purchase TCBY common stock at prices of $4.25 (15,000 options) and $4.0625 (25,000 options).
(g) Represents estimated net gain on 1998 exercise of 25,000 options to purchase TCBY common stock at a price of $4.0625.

                       Option Grants in Last Fiscal Year

   The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended November 29, 1998:

                                                                             Potential
                                                                             Realizable
                                    % of Total                            Value at Assumed
                                     Options                              Annual Rates of
                          Options   Granted to     Exercise                    Stock
                          Granted   Employees       Price     Expiration Price Appreciation
          Name            (#)(a)  in Fiscal 1998 ($/Share)(b)    Date     for Option Term
          ----            ------- -------------- ------------ ---------- ------------------
                                                                         5%($)(c) 10%($)(c)
                                                                         -------- ---------
Frank D. Hickingbotham..  50,000       8.20%       $6.03125   12/12/2007 $189,984 $479,484
Herren C.
 Hickingbotham..........  50,000       8.20%        6.03125   12/12/2007  189,984  479,484
James M. Sahene.........  50,000       8.20%        6.03125   12/12/2007  189,984  479,484
Gene H. Whisenhunt......  50,000       8.20%        6.03125   12/12/2007  189,984  479,484
Jim H. Fink.............  50,000       8.20%        6.03125   12/12/2007  189,984  479,484

--------
(a) The options become exercisable in four equal annual installments (see "Compensation Elements," below) beginning one year after the date of grant assuming continued employment with the Company or its subsidiaries.
(b) The exercise price reflects the fair market value of the Company's common stock on the date of grant. Currently, the exercise price may be paid in cash or in shares of the Company's common stock having a fair market value on the date of exercise equal to the aggregate option price. Any obligation to pay federal or state withholding taxes must be paid in cash.
(c) As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that the Company's common stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's common stock.

                   Aggregated Fiscal Year End Option Values

   The following table provides information concerning unexercised options held by the named executive officers as of the fiscal year end of the Company, November 29, 1998:

                                      Number                Number
              Name(a)               Exercisable Value(b) Unexercisable Value(b)
              -------               ----------- -------- ------------- --------
Frank D. Hickingbotham.............   140,986   $248,691    155,000    $267,813
Herren C. Hickingbotham............   172,955    362,532    179,250     455,375
James M. Sahene....................   124,210    243,769    178,750     454,375
Gene H. Whisenhunt.................    63,860    129,581    178,000     452,875
Jim H. Fink........................   102,210    213,188    178,750     454,375

--------
(a) For options exercised by any named executive during fiscal 1998, see Summary Compensation Table.
(b) This represents the aggregate of the increases, if any, from the grant prices to the closing price of common stock of the Company on November 27, 1998 ($7.3125).

                            Employment Arrangements

   Currently there are no employment agreements between any executive officer of the Company and the Company.

   Messrs. Herren Hickingbotham, Sahene, Whisenhunt, and Fink each, as well as certain other officers of the Company, have entered into change of control agreements with the Company in which a multiple (2.99; other officers have the same or lower multiple) of the average of the immediately preceding five year's annual includable compensation will be paid to them upon an involuntary termination of employment for either (i) a one year period following a change of control of the Company or (ii) a voluntary termination of employment between the 90th day following up to the anniversary date of a change of control. "Change of control" is defined in the agreements. Any payments under these agreements are expressly limited by so called "safe harbor" provisions of Section 280G of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. At fiscal 1998 year end, the Compensation Committee was comprised of Dr. Daniel R. Grant, Mr. William H. Bowen, and Dr. Marvin D. Loyd, all of whom are nonemployee directors of the Company. The Compensation Committee establishes policies relating to the compensation of executive officers, approves management's recommendations on executive compensation amounts, and oversees the administration of the Company's employee benefit plans.

   Set forth below is the Compensation Committee's report which describes the components of the Company's executive compensation program for fiscal 1998 and the underlying policies upon which compensation determinations were based.

                             Compensation Policies

   The goal of the Company's compensation policy is to ensure that executive compensation is related to and supports the Company's overall objective of enhancing shareholder value. To achieve this goal the following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

  . Provide a competitive compensation package that enables the Company to attract and retain key executives;

  . Relate compensation to past and anticipated individual and Company performance; and

  . Align employees' interests with the interests of shareholders by encouraging executive stock ownership.

                             Compensation Elements

   The Committee believes that the above objectives are obtained by combining cash and equity based compensation. For fiscal 1998, the Company's compensation program consisted of (i) base salary, adjusted from the prior year; (ii) performance-based bonuses based upon the Company's performance;
(iii) stock option grants under the Company's 1992 Employee Stock Option Plan, and (iv) matching contributions under the Company's deferred compensation plan.

   Base Salary. Executives' base salary levels are reviewed annually to determine whether they are near the median range of persons holding comparable positions at companies engaging in similar businesses of similar size and complexity and whether they fairly compensate executives for past and anticipated efforts. Various salary studies reviewed by the Compensation Committee indicate that the executive officers of the Company generally are paid at or below the median salary of all executives performing similar functions at companies engaged in similar businesses of similar size. Individual salaries are based upon past and anticipated individual performance, level and scope of responsibility, and experience within a competitive salary range in line with the pay practices of similarly situated companies. Base salaries for executives increased during fiscal 1998 to reflect increased responsibilities for most members of management as the effect of Company staff reductions continued during this period. The Compensation Committee believes that such salaries were competitive within a range that the Committee believes to be reasonable and necessary to accomplish the Company's compensation objectives.

   Cash Bonuses. In prior fiscal years the Compensation Committee determined whether to award bonuses to executive officers based upon their individual performances and the performance of the Company. For fiscal 1996, 1997, and 1998 the Compensation Committee adopted the Company's general bonus program for all executive and other officers of the Company. Bonus participation was set at a percentage of base salary for each full-time employee of the Company by the Company's internal salary administration committee, and in the case of executives and officers by the Compensation Committee; the percentage assigned to the position was determined in all cases based upon the relative value to the Company of the work to be performed by the employee holding such position. Bonus participation for employees in general was attainable in only two parts:
(a) 50% was dependent upon the employee's subsidiary or division performance, as determined with reference to the financial plan for that department or group established and approved prior to commencement of the fiscal year, and
(b) 50% was dependent upon the overall Company performance, also determined with reference to the financial plan for the Company. Executive officers of the Company had their bonus participation made attainable, and completely dependent upon, the Company's meeting or exceeding the financial plan of the Company. For fiscal 1996 and 1997 the Company met or exceeded its overall financial plan goal of $0.26 earnings per share and $0.32 earnings per share, respectively, and full bonus payments accordingly were made for executive officers. For fiscal 1998 the Company did not meet its overall financial plan goal of $0.46 earnings per share, and pursuant to the terms of the bonus plan only eighty percent (80%) of each executive officer's target bonus was paid.

   Stock Options. The Compensation Committee strongly believes that the interests of shareholders and executives become more closely aligned when such executives are provided an opportunity to acquire a proprietary interest in the Company through ownership of the Company's common stock. Accordingly, key employees of the Company, including executive officers, as part of their overall compensation package, are eligible for participation in the Company's Employee Stock Option Plan, whereby they are granted options to purchase shares of the Company's common stock in the future at a price specified at time of grant. Stock options are granted at no less than fair market value on the date of grant, and are exercisable in four annual installments beginning one year after the date of grant. Because no benefit is received unless the Company's stock price performs favorably, awards under the stock option plan are intended to provide incentives for executive officers to enhance long-term corporate performance, as reflected in stock price appreciation, thereby increasing shareholder value. Individual stock option grants are determined after considering a number of factors such as individual performance, Company performance, and the relative mix of cash and non-cash compensation. During fiscal 1998, options to purchase a total of 365,000 shares were granted to executive officers at a price of $6.03125 per share.

   Deferred Compensation. The Company has adopted a broad-based pre-tax savings plan (the "401(k) Plan") to provide a means for eligible employees to defer a portion of their compensation and encourage savings to provide additional financial security for the future. While the Compensation Committee considers this to be an important element of its employees' compensation package, Company contributions under the 401(k) Plan are fixed in accordance with employee contributions and therefore are not directly tied to individual or corporate performance.

                               CEO Compensation

   Mr. Frank D. Hickingbotham has been Chairman and Chief Executive Officer of the Company since its inception. As with other executive officers, Mr. Hickingbotham's compensation package has been designed to encourage short and long-term performance in line with the stockholder interests. The Compensation Committee believes that Mr. Hickingbotham's base salary is reflective of his position and responsibility, and various salary surveys reviewed by the Compensation Committee indicate that he is paid comparably to chief executive officers of companies of similar size. Mr. Hickingbotham's 1998 salary was determined based upon the factors considered in determining the base salary for all executives.

   In accordance with the Company's overall policy with regard to and treatment of cash bonuses in fiscal 1998, Mr. Hickingbotham received a bonus of $50,000. In keeping with the Company's goal of linking executive compensation to the creation of shareholder value, in fiscal 1998 Mr. Hickingbotham was granted stock options to purchase 50,000 shares of the Company's common stock. In granting such options, the Compensation Committee considered Mr. Hickingbotham's level and scope of responsibility, contributions to the Company, and the extent to which such options were being granted in lieu of other cash-based compensation.

                                    Summary

   The Compensation Committee believes that the combination of base salary and bonuses based upon individual and corporate performance in conjunction with equity based compensation linking executives interests with the interests of the Company's shareholders, provides a competitive program which reflects the Company's compensation policies described above. The Committee further believes that these policies are specifically reflected in fiscal 1998 compensation levels.

                            Compensation Committee:

               Daniel R. Grant, William H. Bowen, Marvin D. Loyd

                               PERFORMANCE GRAPH

   The following performance graph compares the performance of the Company's common stock to the Dow Jones Equity Market Index and Dow Jones Consumer Cyclical Sector Entertainment & Leisure- Restaurants Index for the last five years beginning November 30, 1993 and ending November 29, 1998. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at November 30, 1993 and that all dividends, if any, were reinvested.

[PERFORMANCE GRAPH APPEARS HERE]

                             CERTAIN TRANSACTIONS

   A subsidiary of the Company, TCBY Systems, Inc., contracts with Quality Foods, Inc., of which Mr. Don O. Kirkpatrick is President and Chief Executive Officer, for certain foodservice distribution, primarily within the State of Arkansas in connection with deliveries to accounts of TCBY Systems, Inc. The value of goods handled by Quality Foods for TCBY Systems, Inc. was approximately $183,000 in fiscal 1998, and Quality Foods, Inc. derived fees therefrom consistent with industry standards.

   During fiscal 1998, the Company maintained a banking relationship with a subsidiary of First Commercial Corporation, which was merged into Regions Financial Corporation effective July 31, 1998. This banking relationship primarily involved depository accounts and other normal and customary commercial accounts. Mr. William H. Bowen and Mr. Frank D. Hickingbotham served on the Board of Directors of First Commercial Corporation prior to its merger into Regions Financial Corporation, on whose Board Mr. Hickingbotham now serves.

   On October 2, 1995, 15 Company-owned TCBY stores were sold or otherwise divested to three separate franchisee groups each comprised of an individual and a corporation; the corporations in each transaction were owned indirectly by Mr. F. Todd Hickingbotham. In the aggregate the franchisee groups paid the Company $1,065,000 by way of promissory notes; the Company paid the three franchise groups an aggregate of $130,000 in fiscal 1998 as fees for providing facilities to the Company for franchisee in-store training and for managing underperforming stores over the course of operating agreements entered into in connection with the sales transaction. The sales prices were determined by multiplying cash flow for each store by a weighted factor which was itself dependent upon the historic performance of the store, and management fees were determined with reference to historic and anticipated cash flow deficits and fixed so as to place each such store in a break even position for the remaining term of that store's lease for its premises. The person determining the sales price or management fee to be paid for each store pursuant to these principles was Mr. Gene H. Whisenhunt, Executive Vice President and Chief Financial Officer of the Company. Mr. F. Todd Hickingbotham's corporations continued to be current on their notes, franchise agreements, and assigned leases (one lease has expired without renewal, and as other renewals occur the Company is removed from the lease agreement). Mr. F. Todd Hickingbotham divested those corporations in 1998; he no longer has an ownership or other interest in these TCBY stores. One of Mr. F. Todd Hickingbotham's companies currently leases office space located at an office building (the Company's former headquarters) owned by the Company and leased to various businesses not affiliated with the Company; the lease to Mr. F. Todd Hickingbotham's corporation is at market rates and comparable to rates paid by other tenants of the building not affiliated with the Company.

   Effective May 29, 1998, the Company and Mr. Frank D. Hickingbotham entered into an agreement for use of an aircraft owned by Mr. Hickingbotham. Contemporaneously the Company divested an aircraft it owned. The agreement provides for use by the Company of Mr. Hickingbotham's aircraft at a below market rate for such an aircraft, which rate is equivalent to the hourly cost of operation of the Company's divested aircraft. The Company is under no obligation to use Mr. Hickingbotham's aircraft, and all use by the Company is reviewed by the Board of Directors in each of the Board's regularly scheduled meetings. In order to have access to and use of Mr. Hickingbotham's aircraft, the Company continues to employ its two pilots and one aircraft maintenance technician as well as pay Mr. Hickingbotham's initial insurance on the aircraft. In conjunction with the aircraft use agreement, Mr. Frank Hickingbotham entered into an assignment agreement with the Company which provides for his use of a hangar in Little Rock, Arkansas. Credits for the lease assigned (under which credit for prepayment of rent had accrued to the Company) and expenses set forth above are applied to the Company's actual use, if any, of Mr. Hickingbotham's aircraft. In fiscal 1998, Mr. Hickingbotham paid the Company a total of $196,000 as the amount due under these agreements after taking into account the Company's usage of his aircraft, the charge for which totaled $99,000.

                                   AUDITORS

   Representatives of Ernst & Young LLP, the Company's auditors, are expected to be present at the meeting and will be available to respond to questions and may make a statement if they so desire.

                    STOCKHOLDER PROPOSALS FOR NEXT MEETING

   In accordance with the Company's By-laws, any proposal which a stockholder intends to present at the annual meeting of stockholders in 2000 must be received by the Company by November 28, 1999, in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

                           EXPENSES OF SOLICITATION

   The cost of soliciting proxies will be borne by the Company. Solicitations may be made by officers, directors, and employees of the Company personally or by mail, telephone, telegraph, or other similar means of communication; provided that solicitation by such persons is made on a part time basis and no special compensation, other than actual expenses incurred, will be paid.

            SECTION 16(b) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The Company's officers and directors are required to file under the Exchange Act reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on information provided to the Company by individual directors and officers, the Company believes all filing requirements applicable to directors and officers have been complied with during the preceding year.

                                   IMPORTANT

   All stockholders are cordially invited to attend the meeting in person. If you cannot be present at the meeting, please sign and date the enclosed Proxy and mail it PROMPTLY in the enclosed self-addressed envelope. No postage need be affixed if mailed in the United States.

                             TCBY ENTERPRISES, INC.

                                     PROXY

  The undersigned hereby votes the shares of stock of TCBY ENTERPRISES, INC. which the undersigned is entitled to vote, at the annual meeting of stockholders held in Little Rock, Arkansas, on Tuesday April 13, 1999 at 10:00 a.m., Little Rock time, with regard to matters previously notified to the undersigned as follows:

  The election as directors of all nominees listed (except as marked to the contrary below).

                  [_] FOR   [_] WITHHELD   [_] FOR ALL EXCEPT
                                               (INDICATED BELOW)

  Frank D. Hickingbotham, Herren C. Hickingbotham, William H. Bowen, Don O. Kirkpatrick,Daniel R. Grant, F. Todd Hickingbotham, Marvin D. Loyd, Hugh H. Pollard

  INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name on the space provided:

  -----------------------------------------------------------------------------


The undersigned hereby revokes any proxy or proxies heretofore given to vote the shares of stock of TCBY Enterprises, Inc., which the undersigned is entitled to vote. This proxy will be voted as specified; if no specification is made , this proxy will be voted for all directors nominated.



                                           ------------------------------------
                                           Date

                                           ------------------------------------
                                           SIGNATURE OF STOCKHOLDER (Please
                                           sign exactly as name appears on
                                           your stock certificate or, if held
                                           in street name, as it appears in
                                           your broker's records; include,
                                           where proper, official position or
                                           representative capacity.)